Exhibit 5.1

12531 HIGH BLUFF DRIVE SAN DIEGO CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

February 28, 2012

Netlist, Inc.

51 Discovery, Suite 150

Irvine, CA 92618

Re:	Netlist, Inc. Amended and Restated 2006 Equity Incentive Plan
Employment Inducement Stock Option Award

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Netlist, Inc. (the “Company”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, (the “Securities Act”) of (i) an aggregate of 1,200,000 shares of your common stock (the “Plan Shares”) which will be issuable under the Netlist, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”) and (ii) 150,000 shares of your common stock  (the “Inducement Award Shares”, and collectively with the Plan Shares, the “Shares”) issuable under an employment inducement stock option award to Gerard Yeh (the “Inducement Award”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  For the purpose of the opinion rendered below, we have assumed that in connection with (i) the issuance of the Plan Shares, the Company will receive the consideration for such Shares required by the terms of the Plan and (ii) the issuance of the Inducement Award Shares, the Company will receive the consideration for such Shares required by the terms of the Inducement Award.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan or the Inducement Award, as the case may be, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Morrison & Foerster LLP